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                                                                      EXHIBIT 12

                      CHEVRON PHILLIPS CHEMICAL COMPANY LLC

               Computation of Ratio of Earnings to Fixed Charges
       For the Period July 1, 2000 (Inception) through December 31, 2000


        Millions
        Earnings Available for Fixed Charges
               Income (loss) before taxes                                                   $   (213)(a)
               Fixed charges, as defined                                                          74
                                                                                            --------
               Earnings (loss) before taxes and fixed charges                               $   (139)
                                                                                            ========

        Fixed Charges
               Interest expense, including amortization of debt discount                    $     65
               Interest portion of rental expense                                                  9 (b)
                                                                                            --------
               Total fixed charges                                                          $     74
                                                                                            ========

        Ratio of Earnings to Fixed Charges                                                        -
                                                                                            ========

        Deficiency in the Coverage of Fixed Charges by Earnings
              Before Taxes and Fixed Charges                                                $    213
                                                                                            ========


(a)      Included non-cash asset impairment charges of $137 million.

(b) Calculated at one-third of rental expense which is deemed representative of the interest factor.